EXHIBIT 5.1

August 17, 2016

Norbord Inc.

1 Toronto Street, Suite 600

Toronto, Ontario M5C 2W4

Dear Sirs/Mesdames:

RE: NORBORD INC.

We are acting as counsel to Norbord Inc. (the “Corporation”) in connection with the filing on the date hereof of a Registration Statement on Form S-8 (the “Form S-8”) with respect to Common Shares of the Corporation (the “Shares”) issuable pursuant to the Corporation’s Stock Option Plan, as amended (the “Plan”). We have made such investigations and examined originals or copies certified or otherwise identified to our satisfaction of such documents, records and certificates of the Corporation as we have considered necessary or relevant for the purposes of this opinion including:

(a) the articles of amalgamation, as amended to date, and by-laws of the Corporation;

(b) the Plan; and

(c) resolutions of the directors and shareholders of the Corporation authorizing the Plan, including any amendments or supplements thereto.

For purposes of this opinion, we have assumed with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity of all individuals who have executed any of such documents.

We have assumed that all Shares issued under the Plan will be issued for consideration in property or past services that is not less in value than the fair equivalent of the money that the Corporation would have received if the Shares had been issued for money.

Based and relying upon and subject to the foregoing we are of the opinion that the Shares will be validly issued as fully paid and non-assessable shares (upon issuance and payment therefor in accordance with the Plan).

The foregoing opinion is limited to the laws of Ontario and the federal laws of Canada applicable therein.

We consent to the filing of this opinion as an exhibit to the Form S-8. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours very truly,

/s/ Torys LLP